Exhibit 1 - Financial Statements

INDEX TO FINANCIAL STATEMENTS

ACCOUNTANTS’ REPORT ON THE FINANCIAL STATEMENTS	1
BALANCE SHEETS	2-3
STATEMENT OF OPERATIONS	4-5
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY	6
STATEMENT OF CASH FLOWS	7-6
NOTES TO FINANCIAL STATEMENTS	9-20

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors

Electronic Systems Technology, Inc.

415 N. Quay - Suite 4

Kennewick, WA 99336

We have audited the accompanying balance sheets of ELECTRONIC SYSTEMS TECHNOLOGY, INC. as of December 31, 1999 and 1998, and the related statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ELECTRONIC SYSTEMS TECHNOLOGY, INC. as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.

ROBERT MOE & ASSOCIATES, P.S.

Spokane, Washington

February 7, 2000

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

BALANCE SHEETS
December 31, 1999 and 1998

ASSETS
	1999	1998
CURRENT ASSETS
Cash	$ 6,650	$ 6,642
Money market investment	643,642	297,122
Certificate of Deposit	974,436	909,506
Commercial paper	-	213,111
Accounts receivable, net of allowance for uncollectibles
of $1,284 - 1999, and $1,284 - 1998	154,788	381,386
Inventory	357,490	385,365
Accrued interest	5,415	7,888
Prepaid insurance	4,048	4,177
Prepaid expenses	1,604	1,025
Prepaid federal income taxes	5,045
Deferred tax asset	-	487
Total current assets	2,153,118	2,206,709

PROPERTY & EQUIPMENT
Leasehold improvements	13,544	13,544
Laboratory equipment	316,831	307,892
Furniture & fixtures	16,173	16,173
Dies & molds	77,396	20,827
	423,944	358,436
Less accumulated depreciation	278,821	246,122
	145,123	112,314

OTHER COSTS
Patent costs, net of amortization of $1,562 - 1999,
and $1,453 - 1998	715	824
Deposits	340	26,590
Capitalized software costs of $72,620 - 1999 net of
amortization of $64,201; $68,895 - 1998, and net of
amortization of $61,187	8,419	7,708
	9,474	35,122
TOTAL ASSETS	$ 2,307,715	$ 2,354,145

The accompanying notes are an integral part of this statement

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

BALANCE SHEETS
December 31, 1999 and 1998

LIABILITIES AND STOCKHOLDERS' EQUITY
	1999	1998
CURRENT LIABILITIES
Accounts payable	$ 36,607	$ 52,386
Accrued payroll	2,622	2,720
Accrued payroll taxes	1,330	1,143
Accrued excise taxes payable	7,178	681
Accrued vacation pay	14,410	15,700
Deferred taxes payable	816
Federal income taxes payable	-	14,510
Total current liabilities	62,963	87,140

DEFERRED INCOME	-	25,017

STOCKHOLDERS' EQUITY
Common stock $.001 par value 50,000,000 shares
authorized, 4,953,667 - 1999, and 4,953,667 - 1998
shares issued and outstanding	4,954	4,954
Additional paid-in capital	894,129	894,129
Retained earnings	1,345,669	1,342,905
	2,244,752	2,241,988
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 2,307,715	$ 2,354,145

The accompanying notes are an integral part of this statement.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

STATEMENT OF OPERATIONS
For the years ended December 31, 1999, 1998 and 1997

	1999	1998	1997

SALES	$ 1,239,390	$ 1,485,381	$ 1,337,303

COST OF SALES
Beginning inventory	385,365	319,127	401,305
Purchases and allocated costs	605,240	758,870	492,985
	990,605	1,077,997	894,290
Ending inventory	357,490	385,365	319,127
	633,115	692,632	575,163

GROSS PROFIT	606,275	792,749	762,140

OPERATING EXPENSES
Advertising	10,970	37,149	51,935
Amortization	3,124	2,579	2,579
Bad debt	1,155
Commissions- sales	1,712	23,046	21,036
Dues & Subscriptions	1,122	4,191	4,180
Depreciation	32,699	31,630	32,599
Insurance	10,582	7,451	7,568
Materials & supplies	21,875	15,568	22,079
Office & administration	12,734	11,692	11,371
Printing	15,220	7,082	8,443
Professional services	69,785	66,210	56,215
Rent & utilities	32,027	30,709	32,932
Repair & maintenance	12,826	18,259	10,759
Salaries	503,156	467,118	408,840
Taxes	98,314	87,494	74,806
Telephone	9,976	10,377	11,463
Trade shows	14,384	14,374	19,755
Travel expenses	56,292	50,487	36,804
	907,953	885,416	813,364
Expenses allocated to cost of sales	(278,005)	(255,950)	(227,389)
	629,948	629,466	585,975

OPERATING INCOME (LOSS)	(23,673)	163,283	176,165

The accompanying notes are an integral part of this statement.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

STATEMENT OF OPERATIONS
For the years ended December 31, 1999, 1998 and 1997

	1999	1998	1997

OTHER INCOME
Interest income	$ 60,482	$ 72,364	$ 63,347
Site support reimbursement net of allocated costs	28,750	4,921	6,799
Loss on disposition of assets	-	-	(184)
Recovery from marketable securities litigation	-	2,211	1,633
	89,232	79,496	71,595
INCOME BEFORE PROVISION FOR FEDERAL
INCOME TAXES	65,559	242,779	247,760

PROVISION FOR FEDERAL INCOME TAXES	13,258	79,852	81,559

NET INCOME	$ 52,301	$ 162,927	$ 166,201

BASIC EARNINGS PER SHARE	$ 0.01	$ 0.03	$ 0.03

DILUTED EARNINGS PER SHARE	$ 0.01	$ 0.03	$ 0.03

The accompanying notes are an integral part of this statement.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
For December 31,1996 through December 31, 1999

	Common Stock
	Shares	Amount	Amount Paid-In Capital	Retained Earnings	TOTAL

BALANCE AT
December 31, 1995	5,006,667	$ 5,007	$ 918,057	$ 954,116	$ 1,877,180
REPURCHASE OF
COMMON STOCK
May 17, 1996	(7,000)	(7)	(3,143)	-	(3,150)
June 26, 1996	(13,000)	(13)	(6,658)	-	(6,671)
July 8, 1996	(3,000)	(3)	(1,527)	-	(1,530)
September 3, 1996	(30,000)	(30)	(12,600)	-	(12,630)

NET INCOME
December 31, 1996	-	-	-	158,735	158,735
	4,953,667	4,954	894,129	1,112,851	2,011,934
CASH DISTRIBUTION
DECLARED
$0.01 per share	-	-	-	(49,537)	(49,537)

NET INCOME
December 31, 1997	-	-	-	166,201	166,201

	4,953,667	4,954	894,129	1,229,515	2,128,598
CASH DISTRIBUTION
DECLARED
$0.01 per share	-	-	-	(49,537)	(49,537)

NET INCOME
December 31, 1998	-	-	-	162,927	162,927
	4,953,667	4,954	894,129	1,342,905	2,241,988
CASH DISTRIBUTION
DECLARED
$0.01 per share	-	-	-	(49,537)	(49,537)

NET INCOME
December 31, 1999	-	-	-	52,301	52,301

BALANCE AT
December 31, 1999	4,953,667	$ 4,954	$ 894,129	$ 1,345,669	$ 2,244,752

The accompanying notes are an integral part of this statement.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

STATEMENT OF CASH FLOWS
For the years ended December 31, 1999, 1998 and 1997

	1999	1998	1997

CASH FLOWS PROVIDED (USED) IN
OPERATING ACTIVITIES:
Net income	$ 52,301	$ 162,927	$ 166,201
Noncash expenses included in income:
Depreciation	32,699	31,630	32,599
Amortization	3,123	2,579	2,579
Deferred income taxes	1,303	(487)	411
Loss on disposition of assets	-	-	184
Decrease (increase) in current assets:
Accounts receivable, net	226,598	(112,407)	(230,668)
Inventory	27,875	(66,238)	82,178
Other current assets	(3,022)	(2,478)	28,481
Increase (decrease) in current liabilities:
Accounts payable, accrued expenses
and other current liabilities	(10,483)	20,212	21,644
Deferred income	(25,017)	25,017	-
Federal Income taxes payable	(14,510)	(10,283)	24,793
Net cash provided by operating activities	290,867	50,472	128,402

CASH FLOWS PROVIDED (USED) IN
INVESTING ACTIVITIES:
Deposit	26,250	(26,250)	-
Capitalized software	(3,725)	(4,043)	(790)
Additions to property & equipment	(65,508)	(11,021)	(24,497)
Net cash used in investing activities	(42,983)	(41,314)	(25,287)

CASH FLOWS PROVIDED (USED) IN
FINANCING ACTIVITIES:
Distributions paid	(49,537)	(49,537)	(49,537)
Net cash used in financing activities	(49,537)	(49,537)	(49,537)

NET INCREASE (DECREASE) IN CASH AND
CASH EQUIVALENTS	198,347	(40,379)	53,578

CASH AND CASH EQUIVALENTS AT
BEGINNING OF PERIOD	1,426,381	1,466,760	1,413,182

CASH AND CASH EQUIVALENTS AT
ENDING OF PERIOD	$ 1,624,728	$ 1,426,381	$ 1,466,760

The accompanying notes are an integral part of this statement.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

STATEMENT OF CASH FLOWS
For the years ended December 31, 1999, 1998 and 1997

	1999	1998	1997

SUPPPLEMENTAL DISCLOSURES OF CASH
FLOWS INFORMATION:
Cash paid during the year for:
Interest	-	-	-
Income taxes	$ 30,510	$ 90,693	$ 30,000

Cash and cash equivalents:
Cash	$ 6,650	$ 6,642	$ 6,237
Money market	643,642	297,122	405,815
Certificate of deposit
(maturity = 3 months or less)	974,436	909,506	439,708
Commercial paper
(maturity = 3 months or less)		213,111	615,000
	$ 1,624,728	$ 1,426,381	$ 1,466,760

The accompanying notes are an integral part of this statement.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.

Business Organization: The Company was incorporated under the laws of the State of Washington on February 10, 1984, primarily to develop, produce, sell and distribute wireless modems that will allow communication between peripherals via radio frequency waves.

Accounting Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition: The Company recognizes revenue from product sales upon shipment to the customer. Revenues from site support are recognized as the Company performs the services in accordance with agreement terms.

Allowance for Uncollectible Accounts: The Company uses their reserve method for recording allowance for uncollectible accounts. The amount included in Allowance for Uncollectible Accounts consists of $1,284 as of December 31, 1999, and $1,284 as of December 31, 1998.

Inventory: Inventories are stated at lower of cost or market with cost determined using the FIFO (first in, first out) method. Inventories consisted of the following:

	1999	1998	1997

Parts	$ 256,334	$ 229,903	$ 218,263
Work in Progress	52,279	-	26,582
Finished goods	48,877	155,462	74,282
	$ 357,490	$ 385,365	$ 319,127

Property and Equipment: Property and equipment are carried at cost. Deprecation is computed using the straight-line method over the estimated useful lives of the assets. The useful life of property and equipment for purposes of computing depreciation is five to seven years. The useful life for leasehold improvements is thirty-one and one-half years. The Company periodically reviews its long-lived assets for impairment and, upon indication that the carrying value of such assets may not be recoverable, recognizes an impairment loss by a charge against current operations.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(Continued)

Patent Costs: Expenses incurred in connection with the patent have been capitalized and are being amortized over 17 years.

Research and Development: Research and development costs are expensed as incurred. Research and development expenditures for new product development and improvements of existing products by the Company for 1999, 1998, and 1997 were $171,658, $139,675, and $128,110 respectively.

Earnings (Loss) Per Common Share: Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. The primary weighted average number of common shares outstanding was 5,539,749, 5,577,694, and 5,521,283 for the years ended December 31, 1999, 1998, and 1997 respectively.
	For the Year Ended 1999
	Income	Shares	Per- Share
	(Numerator)	(Denominator)	Amount
Basic EPS
Income available to common stockholders	$ 52,301	5,539,749	$ 0.01

Diluted EPS
Income available to common
stockholder + assumed conversion	$ 52,301	5,593,667	$ 0.01

Capitalized Software Costs: In August, 1985, the Statement of Financial Accounting Standards No. 86, was issued by the Financial Accounting Standards Board (FASB), directing that the costs of creating a computer software product to be sold, leased, or otherwise marketed, and which are incurred after the product’s technological feasibility has been established, be capitalized. During 1986 the Company adopted this statement as permitted by the FASB No. 86 and, accordingly, capitalized all costs subsequent to 1985. Costs incurred prior to 1986 are not permitted to be capitalized by FASB No. 86 and the Company has not capitalized such costs. All costs capitalized under FASB No. 86 are required to be amortized over their estimated revenue-producing lives, not to exceed five years, beginning on the date the product is available for distribution to customers.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES(continued)

Amortization of capitalized software costs charged to expenses for periods presented is as follows:

1986	$ 3,234
1987	4,865
1988	9,080
1989	10,501
1990	9,527
1991	7,358
1992	6,219
1993	1,719
1994	288
1995	1,728
1996	1,728
1997	2,470
1998	2,470
1999	3,014
$ 64,201

Cash and Cash Equivalents: Cash and cash equivalents consist of cash, certificates of deposit, time deposits, commercial paper and other money market instruments. The Company invests its excess cash in deposits with major banks, and commercial paper of investment grade companies and, therefore bears minimal risk. These securities have original maturity dates not exceeding three months. Such investments are stated at cost, which approximates fair value, and are considered cash equivalents for purposes of reporting cash flows.

Advertising Costs: Costs incurred for producing and communicating advertising are expensed when incurred.

Other Comprehensive Income: The Company does not have other revenues, expenses, gains, and losses that require disclosure under SFAS No. 130 as other comprehensive income.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

  FEDERAL INCOME TAXES

Effective as of January 1, 1992 the Company adopted Statement of Financial Accounting Standards (SFAS) No. 109 Accounting for Income taxes which establishes generally accepted accounting principles for the financial accounting measurement and disclosure principles for income taxes that are payable or refundable for the current year and for the future tax consequences of events that have been recognized in the financial statements of the Company and past and current tax returns. The change had no effect on prior years results.

The provision for Federal Income Taxes consisted of:

	1999	1998	1997
Currently payable	$ 11,955	$ 80,339	$ 81,148
Deferred	1,303	(487)	411
Provision for Federal Income taxes	$ 13,258	$ 79,852	$ 81,559

The components of the net deferred tax (assets) liability at December 31, were as follows:

	1999	1998	1997
Depreciation	$ 19,189	$ 18,324	$ 19,969
Accrued vacation payable	(4,900)	(5,338)	(5,744)
Allowance for uncollectable accounts receivable	(437)	(437)	(437)
Unused capital loss carry forward	(13,036)	(13,036)	(13,788)
	$ 816	$ (487)	$ -

The differences between the provision for income taxes and income taxes computed using the U.S. Federal Income tax rate were as follows:

	1999	1998	1997
Amount computed using the statutory rates	$ 11,955	$ 80,339	$ 81,148
Increase (reduction):
Deferred tax (asset) liability	1,303	(487)	411
Provision for Federal Income Taxes	$ 13,258	$ 79,852	$ 81,559

PUBLIC OFFERING OF COMMON STOCK

The Company sold 3,000,000 shares of its unissued common stock to the public on November 12, 1984. An offering price of $.30 per share was arbitrarily determined by the underwriter.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

  COMPENSATED ABSENCES

FASB Statement No. 43 requires employers to accrue a liability for employees’ compensation for certain future absences. Liabilities for vacation pay in the amounts of $14,410 and $15,700 have been accrued as of December 31, 1999 and 1998, respectively.
  LEASES

          The Company has no obligation under capital lease arrangements.

The Company rents its facility under a three (3) year operating lease commencing on the 1st day of December 1999. The Company leases the facility from the Port of Kennewick, with the assistance of federal economic development funds (EDA), has constructed a building for the purpose of leasing space to new or expanding high tech. and electronic industries. The Company will pay as rental for 6,275 square feet of building space the sum of $28,784 per year, payable monthly in advance at the rate of $2,133.50 per month. A leasehold tax of $273.94 per month is due in addition to the $2,133.50 monthly rent. For the second and any following years of the renewed term, the parties agree that any rental amounts be increased by the Consumer Price Index - Pacific Cities and U.S. City Average-All Items Indexes using the U.S. City Average for the 12 month period preceding. The rental expenses for 1999, 1998, and 1997 were as follows: 1999 = $27,332; 1998 = $25,993; 1997 = $27,670.

The following is a schedule of estimated future minimum rental payments required under the above operating leases over the next five (5) succeeding fiscal years:
Year ending December 31	Amount
2000	$ 28,784
2001	29,830
2002	3,197
2003	-
2004	-

6. FOREIGN SALES

The Company’s revenues fall into three major customer categories, Domestic, Export, and U.S. Government sales. A percentage breakdown of E.S.T.’s major customer categories for the years of 1999 and 1998, are as follows:
	1999	1998
Domestic sales	87%	59%
Export sales	10%	14%
U.S. Government sales	3%	27%

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

  FOREIGN SALES (continued)

The geographic distribution of foreign sales for 1999 and 1998 are as follows:
	1999	1998
	%	%
Brazil	24	5
Mexico	21	3
South Korea	10	23
Croatia	10	4
Indonesia	8	0
Canada	7	9
Taiwan	6	6
Ecuador	5	0
Thailand	4	0
Israel	3	5
Kuwait	2	0
Venezuela	0	2
Uruguay	0	5
Peru	0	3
New Zealand	0	3
Malaysia	0	2
Italy	0	2
Ireland	0	3
Germany	0	11
Columbia	0	5
Chile	0	9
  PROFIT SHARING SALARY DEFERRAL 401-K PLAN

The Company sponsors a Profit Sharing Plan and Salary Deferral 401-K plan and trust. All employees over the age of 21 are eligible. The Company is not making contributions under the current plan agreement.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

8. STOCK OPTIONS

On February 9, 1996 stock options to purchase shares of the Company’s commons stock were granted to individual employees and directors with no less that three years continuous tenure. The options have an exercise price of $.42 per share. Options may be exercised any time during the period from February 9, 1996 though February 9, 1999. Following is a summary of transactions:
Shares under Option
Outstanding, beginning of year	200,000
Granted during year	-
Canceled during year	(200,000)
Exercised during year	-
Outstanding, end of year	-

On February 7, 1997 stock options to purchase shares of the Company’s common stock were granted to individual employees and directors with no less than three years continuos tenure. The options have an exercise price of $.28 per share. Options may be exercised any time during the period from February 7, 1997 through February 7, 2000. Following is a summary of transactions:
Shares under Option
Outstanding, beginning of year	215,000
Granted during year	-
Canceled during year	(5,000)
Exercised during year	-
Outstanding, end of year	210,000

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

8. STOCK OPTIONS (continued)

On February 6, 1998 stock options to purchase shares of the Company’s common stock were granted to individual employees and directors with no less that three years continuous tenure. The options have an exercise price of $0.41 per share. Options may be exercised any time during the period from February 6, 1998 through February 5, 2001. Following is a summary of transactions:

Shares under Option
Outstanding, beginning of year	215,000
Granted during year	-
Canceled during year	(5,000)
Exercised during year	-
Outstanding, end of year	210,000

On February 12, 1999, stock options to purchase shares of the Company’s common stock were granted to individual employees and directors which no less than three years continuous tenure. The options have an exercise price of $0.44 per share. Options may be exercised any time during the period from February 12, 1999 through February 11, 2002. Following is a summary of transactions:

Shares under Option
Outstanding, beginning of year	225,000
Granted during year	-
Canceled during year	(5,000)
Exercised during year	-
Outstanding, end of year	220,000

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

  STOCK OPTIONS (continued)
	1999	1998	1997
Option price range at end of year	$ .28 to $.44	$ .28 to $.41	$ .28 to $.42
Option range for exercised shares	None exercised	None exercised	None exercised
Weighted average fair value of
options granted during the year	$0.44	$0.41	$0.28

The following table summarizes information about fixed-price stock options outstanding at December 31, 1999:

Range of exercise	Number exerciseable	Weighted average	Weighted average
prices	and outstanding	remaining contractual	exercise

$ 0.28	210,000	2 years	$ 0.28
$ 0.41	210,000	3 years	$ 0.41
$ 0.44	210,000	3 years	$ 0.44

After termination of employment, stock options may be exercised within 90 days. During the 12 month ended December 31, 1999; 215,000 shares under option expired and no shares under option were exercised. At December 31, 1999 there are 640,000 shares reserved for future exercises.

The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, ‘Accounting for Stock- Based Compensation." Accordingly, no compensation cost has been recognized for the stock option plan. Had compensation cost for the Company’s stock option plan been determined based on the fair value at the grant date for awards consistent with the provisions of SFAS No. 123, the Company’s net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:
	1999	1998	1997
Net earnings - as reported	$ 52,301	$ 162,927	$ 166,201
Net earnings - pro forma	7,401	129,711	141,925
Earnings per share - as reported	0.01	0.03	0.03
Earnings per share - pro forma	0.01	0.03	0.03

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1999; dividend yield equaled 0; expected volatility of 56.24% risk-free interest rate of 5%; and expected lives of 3 years.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

  EMPLOYEE PROFIT SHARING BONUS PROGRAM (NON-QUALIFIED)

On December 11, 1992 the Board of Directors revised the Employee Profit Sharing bonus Program as follows. The Company makes contributions to the Program in accordance with the following formula: After the Company’s "net profit before tax" reaches $100,000; the Company sets aside $10,000 for the Program. Thereafter, the Company adds 8% of the "net profit before tax" to the Program.
NET PROFIT	COMPENSATION TO FUND

$ 100,000	$10,000 + 8% OF AMOUNT OVER
$100,000 NET PROFIT
  CONCENTRATIONS OF CREDIT RISK

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments and trade accounts receivable. As of December 31, 1999; the Company had cash and cash equivalents with Bank of America with a combined balance of $1,070,660 which is $970,660 in excess of the FDIC insured amount. At December 31, 1999 the Company had cash deposits with Pioneer Bank with a balance of $124,168, which is $24,168 in excess of the FDIC insured amount. At December 31, 1999 the Company had cash deposits with First Savings Bank of Washington with a balance of $121,808, which is $21,808 in excess of the FDIC insured amount. Additionally, at December 31, 1999 the Company had cash deposits with Community First Bank with a balance of $150,000, which is $50,000 in excess of the FDIC insured amount. At December 31, 1999 the Company had cash deposits with Piper Jaffray with a balance of $132,703 which is not FDIC insured.

Concentrations of credit risk with respect of trade accounts receivable are generally diversified due to the geographic dispersion of the Company’s customer base.
  RELATED PARTY TRANSACTONS

For the years ended December 31, 1999, 1998, and 1997; services in the amount of $51,563, $106,166 and $82,490 respectively were contracted with a manufacturing process company of which the owner/president is a member of the Board of Directors of Electronic Systems Technology, Inc.

The Company purchases certain key components necessary for the production of its products from a sole supplier. The components provided by the suppliers could be replaced or substituted by other products, if it became necessary to do so. It is possible that if this action became necessary, a material interruption of production and/or material cost expenditures could take place.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS
  MARKETABLE SECURITIES

The Company was included in the class action suit settlement against the manager of the Company’s marketable securities investments, Piper Jaffray. The Company received settlement payments of $11,288 during 1996 and $1,633 during 1997, and $2,211 during 1998.

  STOCK REPURCHASE PLAN

On March 26, 1996 the Company’s Board of Directors authorized the establishment of a plan for the repurchase of the Company’s common stock. Pursuant to the Plan, the Company could repurchase shares of its common stock in open market transactions through broker and dealers, up to the amount allocated by the Plan of $100,000. Repurchase transactions could continue through June 30, 1996. On June 6, 1996, the Company’s Board of Directors authorized the establishment of a plan for the repurchase of the Company’s common stock with terms and conditions identical to the Plan expiring June 30, 1996. The plan approved June 6, 1996 would be in effect from July 1, 1996 through September 30, 1996. At the conclusion of the established repurchase Plan on September 30, 1996, $23,981 of the funds allocated by the Plan had been expended by the Company to repurchase a total of 53,000 shares. The transactions for shares repurchased under the Plan were completed by September 30, 1996. The subject shares were canceled from the Company’s outstanding shares and were therefore removed from the Company’s outstanding common shares.

14. NOTE - CASH DISTRIBUTION

On June 11, 1999 the Company declared a one- time, non-cumulative, cash distribution to shareholders of record as of June 25, 1999 of $0.01 per share of common stock, with payable date of July 9, 1999. The payment of the cash distribution was completed by July 9, 1999 for a total dollar value of $49,537.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

SELECTED FINANCIAL DATA
For the five years ended Decemeber 31,

	1999	1998	1997	1996	1995

Sales	$ 1,239,390	$ 1,485,381	$1,337,303	$ 1,190,304	$ 1,535,071

Gross Profit	606,275	792,749	762,140	699,453	932,485

Income (Loss) before
provision for income taxes	65,559	242,779	247,760	234,456	404,137

Provision for income taxes	13,258	79,852	81,559	75,721	136,428

Net income	52,301	162,927	166,201	158,735	267,709

Net income per share	0.01	0.03	0.03	0.03	0.05

Weighted average number
of shares outstanding	5,539,749	5,577,694	5,521,283	5,478,558	5,433,174

Total assets	2,307,715	2,354,145	2,205,811	2,042,709	2,010,772

Long-term debt and capital
lease obligations	-	-	-	-	-

Stockholders' equity	2,244,752	2,241,988	2,128,598	2,011,934	1,877,180

Stockholders' equity per share	0.45	0.45	0.43	0.41	0.37

Working capital	2,090,155	2,119,569	1,988,266	1,861,527	1,723,823

Current ratio	34.2:1	25.3:1	26.7:1	61.5:1	13.9:1

Equity to total assets	97%	95%	96%	98%	93%